    As filed with the Securities and Exchange Commission on April 14, 2000

                                             Registration No. 333-76637

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             --------------------

                            PRE-EFFECTIVE AMENDMENT
                                   NO. 1 TO
                                   Form S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                             --------------------

                                MOTOROLA, INC.
            (Exact name of Registrant as specified in its charter)

DELAWARE                                             36-1115800
(State or other                                     (I.R.S. Employer
jurisdiction of                                     Identification No.)
incorporation or organization)

                           1303 East Algonquin Road
                          Schaumburg, Illinois 60196
                           Telephone: (847) 576-5000
              (Address, including zip code, and telephone number,
            including area code, of Registrant's principal offices)

                             --------------------

                               Carl F. Koenemann
             Executive Vice President and Chief Financial Officer
                           1303 East Algonquin Road
                          Schaumburg, Illinois 60196
                           Telephone: (847) 576-5000
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   Copy to:
                                 Carol Forsyte
                   Vice President, Corporate and Securities
                           1303 East Algonquin Road
                          Schaumburg, Illinois 60196
                          Telephone: (847) 576-7646

                             --------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             --------------------

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

------------------------------------------------------------------------

PROSPECTUS
4,593 SHARES OF
COMMON STOCK, $3 PAR VALUE


                                                                  Motorola, Inc.
                                                        1303 East Algonquin Road
                                                      Schaumburg, Illinois 60196
                                                                  (847) 576-5000


                                MOTOROLA, INC.
                         4,593 Shares of Common Stock

  These shares of Common Stock are being sold by the shareholders of Motorola who are named on page 5 (each of whom is a non-employee director of Motorola) or their donee, pledgee, transferee or other successor-in-interest. Motorola will not receive any part of the proceeds from the sale.

  The selling shareholders may offer their shares of Common Stock through public or private transactions, on or off the United States exchanges, at prevailing market prices, or at privately negotiated prices.

                          _________________________

  Motorola Common Stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and trades on U.S. exchanges with the ticker symbol: "MOT". On April 13, 2000, the closing price of one share of Motorola Common Stock on the New York Stock Exchange was $117.125.

_________________________


  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this Prospectus is April __, 2000

                               TABLE OF CONTENTS

   Section                                                Page
   Where You Can Find Information..........................3

   The Company.............................................4

   Use of Proceeds.........................................4

   Selling Shareholders....................................4

   Plan of Distribution....................................6

   Legal Opinion...........................................7

   Experts.................................................7

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

  We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we later file with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and until the time that all the shares offered by this prospectus are sold.

1.   Motorola's Annual Report on Form 10-K for the year ended December 31, 1999.

2. Motorola's Current Reports on Form 8-K filed on January 6, 2000 (as amended by Amendment No. 1 thereto filed on form 8-K/A filed on March 17, 2000) and March 23, 2000 (as amended by Amendment No. 1 thereto filed on Form 8-K/A filed on March 24, 2000).

3. The description of Motorola's Common Stock included in the Registration Statement on Form 8-B dated July 2, 1973, including any amendments or reports filed for the purpose of updating such description.

4. The description of Motorola's Preferred Stock Purchase Rights included in the Registration Statement on Form 8-A, dated November 5, 1998, as amended.

  You may request a copy of these filings (other than exhibits, unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

                                A. Peter Lawson
                           Secretary, Motorola, Inc.
                      Corporate Offices, Motorola Center
                           1303 East Algonquin Road
                          Schaumburg, Illinois 60196
                           Telephone: (847) 576-5000

  You should rely only on the information contained or incorporated by reference in this prospectus or an applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or an applicable prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

  "Motorola" (which may be referred to as "we", "us" or "our") means Motorola, Inc. or Motorola, Inc. and its subsidiaries, as the context requires. "Motorola" is a registered trademark of Motorola, Inc.

  Motorola is a global leader in providing integrated communications solutions and embedded electronic solutions. These include:

     * Software-enhanced wireless telephone, two-way radio, messaging and satellite communications products and systems, as well as networking and Internet-access products, for consumers, network operators, and commercial, government and industrial customers.

     * Embedded semiconductor solutions for customers in networking, transportation, wireless communications and imaging and entertainment markets.

     * Embedded electronic systems for automotive, communications, imaging, manufacturing systems, computer and industrial markets.

     * Digital and analog systems and set-top terminals for broadband cable television operators.

  Motorola is a corporation organized under the laws of the State of Delaware as the successor to an Illinois corporation organized in 1928. Motorola's principal executive offices are located at 1303 East Algonquin Road, Schaumburg, Illinois 60196, telephone: (847) 576-5000.


                                USE OF PROCEEDS

  All of the net proceeds from the sale of the Motorola shares will go to the shareholders who offer and sell their shares. Accordingly, Motorola will not receive any proceeds from sales of the Motorola shares.


                             SELLING SHAREHOLDERS

  The selling shareholders are non-employee directors of Motorola who elected in December 1998 to receive shares of Common Stock (which are subject to certain transfer restrictions) from Motorola in lieu of their accrued benefits under the retirement plan for non-employee directors (or their donees, pledgees, transferees or successors-in-interest), as described below.

  In February 1996, Motorola's Board of Directors voted to terminate the retirement plan for any non-employee director not participating in the plan and to freeze this pension plan for the then current non-employee directors. Participating non-employee directors with accrued benefits under this pension plan continued to be entitled to receive payment of their accrued benefits.

  In November 1998, Motorola's Board of Directors voted to permit current non-employee directors who were entitled to benefits under the pension plan to convert their accrued interests in the pension plan into shares of Common Stock (subject to certain transfer restrictions). In December 1998, the directors who so elected were issued shares of Common Stock. A director may not transfer these shares of Common Stock until the time he or she is no longer a director of Motorola due to his or her (i) failure to stand for election or to be re-elected or (ii) total and permanent disability or death. If these shares are transferred prior to such time the shares will be forfeited. If the director's service on the Motorola Board of Directors terminates for any reason other than that described above, or if the director engages in any activity which is determined to be in competition with any activity of Motorola, the shares must be sold back to Motorola at the price the director paid to Motorola. Motorola is registering these shares of Common Stock on behalf of the electing directors.

  In addition, one or more of these selling shareholders may donate as gifts, pledge to secure obligations or transfer in a partnership distribution or other non-sale related transfer, some or all of their shares of Common Stock. The sale of shares by a donee, pledgee, transferee or successor-in-interest of a selling shareholder named below are also included in this prospectus and if Motorola is notified by a selling shareholder that a donee, pledgee, transferee or successor-in-interest intends to sell more than 500 shares of Common Stock (or such other number of shares as may be deemed to be de minimis by the SEC staff), a supplement to this prospectus will be filed.

  The table below indicates, as of March 31, 2000, for each of the selling shareholders, the number of shares of Common Stock beneficially owned and the number of shares to be offered for each selling shareholder's account. The number of shares of Common Stock beneficially owned by each of the selling shareholders after completion of the offering (assuming all shares offered hereunder are sold and that the selling shareholder does not acquire additional shares of Common Stock before the completion of this offering) is also shown. None of the selling shareholders, nor the donees, pledgees, transferees or successors-in-interest of the selling shareholders, is anticipated to own more than 1% of the outstanding shares of Common Stock after the offering is completed.

                      Shares of
                      Common Stock                          Shares of Common
                      Beneficially      Shares of Common    Stock Owned
Selling               Owned Prior to    Stock Being         After the
Shareholder           Offering (1)      Offered             Offering (1)
----------------------------------------------------------------------------

H. Laurance Fuller    16,016 (2)(3)        312                 15,704 (2)
Judy C. Lewent        10,772 (2)(4)         88                 10,684 (2)
John E. Pepper, Jr.   18,705 (2)(5)        318                 18,387 (2)(5)
Samuel C. Scott       14,273 (2)(6)        476                 13,797 (2)(6)
B. Kenneth West       15,270 (2)(7)      3,219                 12,051 (2)(7)
John A. White          6,783 (8)           180                  6,603
----------------------------------------------------------------------------

(1) Includes shares over which the person currently holds or shares voting and/or investment power. Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

(2) Also includes 6,000 shares under options exercisable on March 31, 2000 and options which become exercisable within 60 days thereafter.

(3)   Mr. Fuller does not have investment power over 312 of these shares.(1)

(4)   Ms. Lewent does not have investment power over 88 of these shares.

(5) Mr. Pepper disclaims beneficial ownership of 4,350 shares held by his family members which are included for him under "Shares Beneficially Owned

Prior to Offering" and "Shares of Common Stock Owned After the Offering". Mr. Pepper does not have investment power over 1,726 shares prior to the offering and 1,408 shares after the offering.

(6) Mr. Scott does not have investment power over 1,279 shares of these shares prior to the offering and 803 shares after the offering.

(7) Mr. West does not have investment power over 4,770 shares prior to the offering and 1,551 shares after the offering.

(8)   Mr. White does not have investment power over 180 shares.

                             PLAN OF DISTRIBUTION

  The selling shareholders, including any donees, pledgees, transferees or successors-in-interest who receive shares from a selling shareholder, may offer their Motorola shares of Common Stock at various times in one or more of the following transactions (which may involve block transactions, ordinary brokerage transactions and transactions in which brokers solicit purchases):

     * on any of the securities exchanges where our Common Stock is listed, including the New York Stock Exchange or the Chicago Stock Exchange, or in special offerings, exchange distributions or secondary distributions pursuant and in accordance with the rules of such exchanges;

     *   in the over-the-counter market;

     * in negotiated transactions or otherwise, including an underwritten offering;

     *   in connection with short sales of the shares of Common Stock;

     *   by pledge to secure debts and other obligations;

     * in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options, if permitted under the securities laws; or

     *   in a combination of any of the above transactions.

  The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

  The selling shareholders may sell their shares directly to purchasers or may use broker-dealers to sell their shares. Broker-dealers who sell the shares may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders or they may receive compensation from purchasers of the shares for whom they acted as agents or to whom they sold the shares as principal, or both. (The compensation as to a particular broker-dealer might be in excess of customary commissions.)

  The selling shareholders and these broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

     Motorola will pay all fees and expenses incurred in connection with preparing and filing this prospectus and the registration statement. The selling shareholders will pay any brokerage commissions and similar selling expenses, if any, attributable in connection with the sale of the shares of Common Stock including stock transfer taxes due or payable in connection with the sale of the shares.

     Motorola will indemnify the selling shareholders and any underwriter of a selling shareholder against certain liabilities, including liabilities under the Securities Act of 1933. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act of 1933.

     Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933 provided they meet the criteria and conform to the requirements of Rule 144.

                                 LEGAL OPINION

     For the purpose of this offering, Carol Forsyte, Vice President, Corporate and Securities, of Motorola is giving her opinion on the validity of the shares. As of March 31, 2000, Ms. Forsyte owned 399 shares of Common Stock and held options to purchase 11,833 shares of which 3,800 shares were currently exercisable.

                                    EXPERTS

     The consolidated financial statements and schedule, and the supplemental consolidated financial statements and schedule, of Motorola, Inc. and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

  All dollar amounts in the following table are estimates except the amount of the registration fee under the Securities Act of 1933.

Securities and Exchange Commission Filing Fee    $102
Legal Fees and Expenses                        $1,500
Accounting Fees and Expenses                   $1,000
Listing Fees and Expenses                      $5,000
Miscellaneous                                  $1,500
  Total                                        $9,102

Item 15.  Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation.

  The Company's Restated Certificate of Incorporation and its Directors' and Officers' Liability Insurance Policy provides for indemnification of the directors and officers of the Company against certain liabilities.

Item 16.  List of Exhibits

  The exhibits to this Registration Statement are listed in the Exhibit Index elsewhere herein.

Item 17.  Undertakings

  The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of the Delaware General Corporation Law or the Company's Restated Certificate of Incorporation or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The Company hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Schaumburg and the State of Illinois, on the 13th day of April, 2000.

                 MOTOROLA, INC.


                 By: /s/ Carl F. Koenemann
                     ---------------------------------
                     Carl F. Koenemann
                     Executive Vice President and
                     Chief Financial Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed below by the following persons on behalf of Motorola, Inc. and in the capacities and on the dates indicated.

             Signature                                   Title                                   Date
             ---------                                   -----                                   ----

               *
-------------------------------------------      Chairman of the Board and                        4/13/00
     Christopher B. Galvin                       Chief Executive Officer
                                                 (Principal Executive Officer)

               *
-------------------------------------------      Executive Vice President and                     4/13/00
     Carl F. Koenemann                           Chief Financial Officer
                                                 (Principal Financial Officer)

               *
-------------------------------------------      Senior Vice President and Controller             4/13/00
     Anthony M. Knapp                            (Principal Accounting Officer)


               *                                 Director                                         4/13/00
-------------------------------------------
     Ronnie C. Chan


               *                                 Director                                         4/13/00
-------------------------------------------
     H. Laurance Fuller


               *                                 Director                                         4/13/00
-------------------------------------------
     Robert W. Galvin


               *                                 Director                                         4/13/00
-------------------------------------------
     Robert L. Growney


               *                                 Director                                         4/13/00
-------------------------------------------
     Anne P. Jones


           Signature                             Title                                            Date
           ---------                             -----                                            ----

               *                                 Director                                         4/13/00
-------------------------------------------
     Donald R. Jones


               *                                 Director                                         4/13/00
-------------------------------------------
     Judy C. Lewent


               *                                 Director                                         4/13/00
-------------------------------------------
     Dr. Walter E. Massey


               *                                 Director                                         4/13/00
-------------------------------------------
     Nicholas Negroponte


               *                                 Director                                         4/13/00
-------------------------------------------
     John E. Pepper, Jr.


               *                                 Director                                         4/13/00
-------------------------------------------
     Samuel C. Scott III


               *                                 Director                                         4/13/00
-------------------------------------------
     Gary L. Tooker


               *                                 Director                                         4/13/00
-------------------------------------------
     B. Kenneth West


               *                                 Director                                         4/13/00
-------------------------------------------
     Dr. John A. White




* By  /s/ Carl F. Koenemann
-------------------------------------------
     Carl F. Koenemann
     as Attorney-In-Fact

                                 EXHIBIT INDEX


Exhibit No.   Description

4.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(i)(b) to Motorola's Quarterly Report on Form 10-Q for the quarter ended April 2, 1994 (File No. 1-7221)).

4.2 Certificate of Designations, Preferences and Rights of Junior Participating Preferred Stock, Series B (incorporated by reference to
       Exhibit 3.3 to Motorola's Registration Statement on Form S-3 dated January 20, 1999 (Registration No. 333-70827)).

4.3 By-Laws, as amended through February 17, 1999 (incorporated by reference to Exhibit 3.3 to Motorola's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 1-7221)).

4.4 Rights Agreement, dated as of November 5, 1998 between Motorola, Inc. and Harris Trust and Savings Bank, as Rights Agent(incorporated by reference to Exhibit 1.1 to Amendment No. 1 to Motorola's Registration Statement on Form 8-A/A dated March 16, 1999 (File No. 1-7221)).

5 Opinion of Carol H. Forsyte, Senior Corporate Counsel, Motorola Corporate Law Department.*

23.1   Consent of KPMG LLP.

23.2 Consent of Carol Forsyte, Senior Corporate Counsel, Motorola Corporate Law Department (included in Exhibit 5 to this Registration Statement).*

24     Power of Attorney


*Previously filed